UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 8, 2009
SPARTON CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Ohio	1-1000	38-1054690
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

2400 East Ganson Street
Jackson, Michigan	49202
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (517) 787-8600
N/A
(Former Name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On September 8, 2009, the Sparton Corporation 2010 Long-Term Stock Option Incentive Plan (the “LTIP”) was approved and adopted, subject to shareholder approval. The LTIP is designed to align the interests of employees and directors of Sparton Corporation, an Ohio corporation (“Sparton”) selected to receive awards with those of its shareholders by rewarding long-term decision-making and actions for the betterment of Sparton. Sparton believes that equity-based compensation assists in the attraction and retention of qualified employees and directors and provides them with additional incentive to devote their best efforts to pursue and sustain Sparton’s superior long-term performance, enhancing the value of Sparton for the benefit of its shareholders.
The LTIP will be administered and interpreted by the Compensation Committee appointed by the Board of Directors (“Committee”), which is required to have at least two members who qualify as non-employee directors. The Committee is authorized to (a) construe and interpret the LTIP, the rules and regulations under the LTIP, and all grants under the LTIP, (b) adopt, amend and rescind rules and procedures relating to the administration of the LTIP as, in its opinion, may be advisable in the administration of the LTIP, and (c) except as provided in the LTIP, make all other determinations deemed necessary or advisable under the LTIP. The Committee may, except to the extent prohibited by applicable law or the listing standards of the New York Stock Exchange, allocate all or any portion of its responsibilities and powers to any one or more of its members or to any other person or persons selected by it, including, without limitation, Sparton’s Chief Executive Officer. However, the Committee may not delegate its responsibilities and powers if such delegation would cause an award made to an individual subject to Section 16 of the Securities Exchange Act of 1934 (“Exchange Act”) not to qualify for an exemption from Section 16(b) of the Exchange Act. In addition, it may not delegate its authority with respect to qualified performance-based grants, except to the extent permitted by the performance exception under Section 162(m) of the Internal Revenue Code.
Any directors, officers and employees of Sparton and its subsidiaries and affiliates, as well as prospective officers and employees who have accepted offers of employment, may be selected by the Committee to become participants in the LTIP (collectively, “Participants”) in accordance with the terms of the LTIP.
The Committee may, in its discretion, grant awards in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards and other stock-based awards to the Participants under the LTIP (collectively, “Awards”), subject to approval of the Board of Directors.
The Committee may cancel all or any portion of any Award, whether or not vested or deferred, as set forth below. Upon cancellation, the Award recipient shall forfeit the Award and any benefits attributable to such canceled Award or portion thereof. The Committee may cancel an Award if, in its sole discretion, the Committee determines in good faith that the Award recipient has done any of the following: (i) committed a felony; (ii) committed fraud; (iii) embezzled; (iv) disclosed confidential information or trade secrets; (v) was terminated for cause; (vi) engaged in any activity in competition with the business of Sparton or any subsidiary or affiliate of Sparton; or (vii) engaged in conduct that adversely affected Sparton.

Awards under the LTIP will be non-transferable except by will or pursuant to the laws of intestacy.
Participants are required to pay to Sparton, or make arrangements satisfactory to Sparton regarding the payment of, any taxes that are required to be withheld with respect to Awards under the LTIP. Unless otherwise determined by Sparton, the legally required minimum withholding obligations may be settled with shares of Sparton common stock, including shares that are part of the grant that gives rise to the withholding requirement.
The LTIP will be effective as of the date it is approved by the shareholders. It will terminate on the tenth anniversary of that date, unless earlier terminated in accordance with its provisions. Awards outstanding as of the date of termination of the LTIP will not be affected or impaired by the termination.
The Committee or the Board of Directors may amend, alter, or discontinue the LTIP, but no amendment, alteration or discontinuation shall be made which would materially impair the rights of an Award recipient with respect to a previously granted Award without such Award recipient’s consent, except such an amendment made to comply with applicable law, including, without limitation, Section 409A of the Internal Revenue Code, stock exchange rules or accounting rules. In addition, no such amendment shall be made without the approval of Sparton’s shareholders to the extent such approval is required by applicable law or the listing standards of the applicable stock exchange.
Because Awards under the LTIP are discretionary, no specific Award grants or amounts are determinable at this time.
The description of the LTIP above does not purport to be complete and is qualified in its entirety by reference to the full text of the LTIP which is attached hereto as Exhibit 10.1 and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
Exhibit 10.1 Sparton Corporation 2010 Long-Term Stock Option Incentive Plan

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPARTON CORPORATION
Dated: September 11, 2009	By:	/s/ Cary B. Wood
Cary B. Wood, President and Chief
Executive Officer

Index to Exhibits

Exhibit No.	Description

Exhibit 10.1	Sparton Corporation 2010 Long-Term Stock Option Incentive Plan